Exhibit 3.2
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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION

                                       of

                        PARADIGM MEDICAL INDUSTRIES, INC.
                             a Delaware Corporation


         PARADIGM MEDICAL INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: The name of the Corporation is Paradigm Medical Industries, Inc.

         SECOND: That a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

              RESOLVED that the Certificate of Incorporation of this Corporation be amended by changing the first paragraph of Article thereof numbered "FOURTH" so that, as amended, first paragraph of said Article shall be and read as follows:

              "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock authorized to be issued is five million (5,000,000) and the total number of shares of Common Stock authorized to be issued is eight hundred million (800,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.001 per share."

         THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FIFTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, Paradigm Medical Industries, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Raymond P.L. Cannefax, its President and Chief Executive Officer, this 5th day of September, 2006.

                                  PARADIGM MEDICAL INDUSTRIES, INC.



                                  By: /s/ Raymond P.L. Cannefax
                                      -------------------------
                                         Raymond P.L. Cannefax
                                         President and Chief Executive Officer